UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 6, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

We have entered into the First Lien Amendment and the Second Lien Amendment, as described below in Item 5.02.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On August 6, 2014, Mr. David J. Voyticky, our President, informed our Board of Directors of his intention to resign his position to pursue other professional opportunities. His resignation was effective on August 12, 2014.

In a joint special meeting held on August 7, 2014, our Board of Directors (“Board”) and the Compensation Committee of the Board (“Committee”), approved a compensation package in connection with Mr. Voyticky’s proposed withdrawal from his employment, of the amounts approved, the final package consists of: (a) a service award in the amount of (i) $460,000.00 in cash and (ii) the issuance of 79,655 shares of the Company’s common stock and (b) the continued vesting of certain options and common stock (the “Grants”) previously granted to Executive ((a) and (b) together, the “Compensation Package”). The Company further agreed to recommend at the Committee’s next meeting that the Committee accelerate the vesting of the portion of the Grants which have not yet vested, so that, if approved, they would vest on the day of the Committee's further approval. This Compensation Package was subject to Mr. Voyticky and our Company reaching an agreement containing standard releases and post-employment covenants, which were memorialized in the Withdrawal Agreement discussed below.

On August 11, 2014, we entered into a Departure and Withdrawal Agreement (the “Withdrawal Agreement”) with Mr. Voyticky, effective as of August 12, 2014. The Agreement provides for, among other things, (a) early expiration of his employment period under his Employment Agreement dated July 29, 2014 (as extended by the Extension Agreement dated July 3, 2014) between Mr. Voyticky and our Company, (b) the Compensation Package described above and (c) confidentiality restrictions, mutual releases, cooperation and non-disparagement covenants, indemnities and other agreements related to Mr. Voyticky’s withdrawal from the Company.

We further entered into an Amendment No. 1, dated as of August 11, 2014 (the “First Lien Amendment”) to our Credit Agreement, dated as of June 2, 2014 (the “First Lien Credit Agreement”), among our Company, as borrower, KeyBank National Association, as administrative agent, and the lenders party thereto. Prior to the First Lien Amendment being in effect, under the First Lien Credit Agreement, the resignation of Mr. Voyticky would have been a default. The First Lien Amendment amended this default provision to remove the reference to Mr. Voyticky. In addition, the First Lien Amendment removes references to David Voyticky from certain defined terms used in the First Lien Credit Agreement.

We entered into Amendment No. 2, dated as of August 11, 2014 (the “Second Lien Amendment”) to our Amended and Restated Credit Agreement, dated as of February 3, 2014 (the “Second Lien Credit Agreement”), among our Company, as borrower, Apollo Investment Corporation, as administrative agent, and the lenders party thereto. Prior to the Second Lien Amendment being in effect, under the Second Lien Credit Agreement, the resignation of Mr. Voyticky would have been a default. The Second Lien Amendment amended this default provision to remove the reference to Mr. Voyticky. In addition, the Second Lien Amendment removes references to David Voyticky from certain defined terms used in the Second Lien Credit Agreement.

The foregoing description of the Withdrawal Agreement, the First Lien Amendment and the Second Lien Amendment above are qualified in their entirety by reference to the complete texts of the Withdrawal Agreement, First Lien Amendment and Second Lien Amendment, which are filed as Exhibits 5.1, 10.1 and 10.2, respectively, to this report.

Item 7.01    Regulation FD Disclosure

On August 12, 2014, we issued a press release announcing the resignation of our President, Mr. David J. Voyticky. Attached as Exhibit 99.1 is our press release relating to the resignation referred to in Item 5.02 above.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
5.1	Withdrawal Agreement between the Company and David Voyticky, effective as of August 12, 2014
10.1	First Lien Amendment, dated as of August 11, 2014, among the Company, KeyBank National Association and the lenders from time to time party thereto
10.2	Second Lien Amendment, dated as of August 11, 2014, among the Company, Apollo Investment Corporation and the lenders from time to time party thereto
99.1	Press Release dated August 12, 2014, announcing the resignation of our President, Mr. David J. Voyticky

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2014	Miller Energy Resources, Inc.
By: /s/ Scott M. Boruff
Scott M. Boruff
Chief Executive Officer